EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS



         We consent to incorporation by reference in this registration statement on Form S-8 of Mobius Management Systems, Inc. of our report dated August 9, 2000 relating to the consolidated balance sheets of Mobius Management Systems, Inc. and subsidiaries as of June 30, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2000, which report appears in the June 30, 2000 Form 10-K of Mobius Management Systems, Inc.

KPMG LLP
/s/ KPMG LLP

Stamford, Connecticut
October 25, 2000


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